Exhibit 5.1

DLA Piper LLP (US)
3203 Hanover Street, Suite 100
Palo Alto, California 94304-1123
T (650) 833-2000
F (650) 833-2001
W www.dlapiper.com

October 21, 2025

GSI Technology, Inc.

1213 Elko Drive

Sunnyvale, CA 94089

Ladies and Gentlemen:

We have acted as counsel to GSI Technology, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of (i) 1,508,462 shares of the Company’s common stock, par value $0.001 per Share (the “Shares”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 3,491,538 shares of common stock (the “Pre-Funded Warrant Shares,” and together with the Shares, the “Offered Securities”), pursuant to the Registration Statement on Form S-3 (File No. 333-272985) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Offered Securities, dated October 21, 2025 (the “Purchase Agreement”), filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”), and the Securities Purchase Agreement dated October 21, 2025, which the Company entered into with a certain institutional investor (the “Purchaser”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company).

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Offered Securities have been duly authorized for issuance by the Company.

2.	The Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the Purchaser and when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.	The Pre-Funded Warrants, when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, such Pre-Funded Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	The Pre-Funded Warrant Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the holders and when issued and delivered by the Company upon exercise and payment of the applicable exercise price of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

We have assumed that, at the time of the issuance, sale and delivery of the Pre-Funded Warrant Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the certificate of incorporation of the Company as then in effect.

The opinions expressed herein are limited to the Delaware General Corporation Law. It is further understood that this opinion is to be used only in connection with the offer and sale of the Offered Securities while the Registration Statement is effective under the Securities Act.

We hereby consent to the use of this opinion as Exhibit 5.1 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)